Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MapLight Therapeutics, Inc. of our report dated April 25, 2025, except for the effects of the reverse stock split described in Note 19 as to which the date is October 6, 2025, relating to the consolidated financial statements of MapLight Therapeutics, Inc., appearing in the Registration Statement (No. 333-290400) on Form S-1, as amended.

/s/ RSM US LLP

Boston, Massachusetts

October 27, 2025